Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
July 12, 2022	Erica Campbell, Hines
212-294-9024
Erica.Campbell@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES SELF-STORAGE PORTFOLIO

(NASHVILLE, TENN.) – Hines, the global real estate firm, today announced that Hines Global Income Trust (“HGIT”) has acquired a self-storage portfolio consisting of five Class A, climate controlled, self-storage properties in greater Nashville, Tennessee.
The portfolio consists of more than 3,200 storage units and 341,000 square feet across four different locations in greater Nashville. These locations include one in urban Nashville, one in Franklin, one in Hendersonville and two in the Murfreesboro area.
“This self-storage portfolio adds product diversification to HGIT in a key institutional market that has attractive existing and projected demographics,” said Omar Thowfeek, managing director, investments of Hines Global Income Trust. “Adding additional properties to expand the portfolio is a priority for HGIT to create scale within the self-storage sector.”
“Nashville’s self-storage market is poised for success given the high demand growth and low relative supply pipeline,” said David Lawrence, managing director at Hines. “These properties are market-leading assets in thriving locations, and they are very well positioned to serve customers in these communities over the long-run. With this acquisition, we look forward to continuing to grow Hines’ presence in the greater Nashville market and in the self-storage sector in the years to come.”
HGIT is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential. This acquisition joins a portfolio that is nearly two-thirds weighted toward the industrial and living sectors and is valued at $3.1 billion.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 285 cities in 28 countries. Hines oversees investment assets under management totaling approximately $90.3 billion¹. In addition, Hines provides third-party property-level services to 373 properties totaling 114.2 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,530 properties, totaling over 511 million square feet. The firm currently has more than 198 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit http://www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of December 31, 2021.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential for growth in the greater Nashville area and growth of and demand for this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region, and other risks described in the "Risk Factors" section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.